EXPENSE CAP/REIMBURSEMENT AGREEMENT

     This Agreement is entered into as of the 30th day of April, 1999, between Institutional Capital
Corporation (the "Adviser") and ICAP Funds, Inc. on behalf of the ICAP Discretionary Equity Portfolio, the ICAP Equity Portfolio, the ICAP Select Equity Portfolio and the ICAP Euro Select Equity Portfolio
(collectively, the "Portfolios").

     WHEREAS, the Adviser has previously voluntarily agreed to reduce its advisory fee and/or reimburse the Portfolios for certain operating expenses to the extent necessary to cap a Portfolio's total operating expenses at certain levels.

     WHEREAS, the Adviser now desires to contractually agree to waive a portion of its advisory fee or reimburse certain of the Portfolios' operating expenses to ensure that the Portfolios' total operating expenses do not exceed the levels described below.

     NOW THEREFORE, the parties agree as follows:

     The Adviser agrees that, for the term of this Agreement, it will reduce its compensation as provided for in the Investment Advisory Agreement between the Portfolios and the Adviser, and/or assume expenses for the Portfolios to the extent necessary to ensure that the total operating expenses of the ICAP Discretionary
Equity Portfolio, the ICAP Equity Portfolio and the
ICAP Select Equity Portfolio do not exceed 0.80% and the total operating expenses of the ICAP Euro Select
Equity Portfolio do not exceed 1.00%, of each Portfolio's average net assets on an annual basis.

     The Adviser shall be entitled to recoup such amounts for a period of up to three (3) years from the date the Adviser reduced its compensation and/or assumed expenses for the Portfolios.

     This Agreement shall terminate on April 30, 2000, unless extended by the mutual agreement of the parties, as provided for in an amendment to this Agreement.

                  INSTITUTIONAL CAPITAL CORPORATION



                  By:/s/ Robert H. Lyon
                     ----------------------
                     Robert H. Lyon,
                     President


                  ICAP FUNDS, INC.




                  By:/s/ Pamela H. Conroy
                     -----------------------
                     Pamela H. Conroy,
                     Vice President